        THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. __________)*


                          THERAPEUTIC ANTIBODIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                          (Title of Class Securities)


                                    None
                           ----------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 4 pages

---------------------------                           --------------------------
CUSIP NO.                            13G                 PAGE 2 OF 4 PAGES
         -----------
---------------------------                           --------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    Republic of Singapore
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    Singapore
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER


       NUMBER OF             1,540,843 shares
        SHARES            ------------------------------------------------------
     BENEFICIALLY         6  SHARED VOTING POWER
       OWNED BY
         EACH                None
       REPORTING          ------------------------------------------------------
      PERSON WITH         7  SOLE DISPOSITIVE POWER


                             1,540,843 shares
                          ------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                             None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,540,843 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    Other
--------------------------------------------------------------------------------


                     SEE INSTRUCTION BEFORE FILLING OUT!





                              Page 2 of 4 pages

                          ATTACHMENT TO SCHEDULE 13G

ITEM 1(A).   NAME OF ISSUER:

             Therapeutic Antibodies Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1207 17th Avenue South, Suite 103, Nashville, Tennessee 37212

ITEM 2(A).   NAME OF PERSON FILING:

             Republic of Singapore

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

             54 Lombard Street, London EC3T 3AH

ITEM 2(C).   CITIZENSHIP:

             Singapore

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(E).   CUSIP NUMBER:

             None.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

ITEM 4.      OWNERSHIP.

             (A)  AMOUNT BENEFICIALLY OWNED:

                  1,540,843
             -------------------------------------------------------------------

             (B)  PERCENT OF CLASS:

                  6.9%
             -------------------------------------------------------------------

             (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                1,540,843
                                                                    ----------------------

                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                   None
                                                                      --------------------

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:   1,540,843
                                                                                 ---------

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:      None
                                                                                 ---------

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].





                              Page 3 of 4 pages

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF THE GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 1997                REPUBLIC OF SINGAPORE


                                        By:   /s/ L. Hunter Rost, Jr.
                                        ---------------------------------------
                                              L. Hunter Rost, Jr., Filing Agent











                              Page 4 of 4 pages